As filed with the Securities and Exchange Commission on February 6, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Javelin Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	88-0471759
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

125 CambridgePark Drive Cambridge, MA 02140 (617) 349-4500	David B. Bernstein, Esq. General Counsel and Secretary Javelin Pharmaceuticals, Inc. 125 CambridgePark Drive Cambridge, MA 02140 (617) 349-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Richard S. Frazer, Esq.
Pryor Cashman LLP
410 Park Avenue
New York, New York 10022
(212) 326-0416
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:     ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box.     ☐
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price per	Aggregate	Registration
Securities to be Registered	Registered	Security	Offering Price	Fee
Common Stock ($0.001 par value)	(1)	(2)	(2)
Preferred Stock	(1)	(2)	(2)
Debt Securities	(1)	(2)	(2)
Warrants	(1)	(2)	(2)
Units	(1)	(2)	(2)
TOTALS:	—	—	$60,000,000	$2,358(3)

(1)	There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, and such indeterminate number of units as shall have an aggregate initial offering price not to exceed $60,000,000. If any debt securities are issued at an original issued discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $60,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and principal amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Not specified as to each class of securities to be registered, pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, at the statutory rate of $39.30 per $1,000,000 of securities registered, pursuant to which a registration fee of $2,358.00 is being paid with respect to $60,000,000 of the registrant’s securities.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
Explanatory Note
     This Registration Statement relates to securities being registered pursuant to Rule 415 of the Securities Act of 1933, as amended, which may be offered from time to time on a delayed or continuous basis by Javelin Pharmaceuticals, Inc., a Delaware corporation. This Registration Statement contains a form of basic prospectus relating to Javelin Pharmaceuticals, Inc. which will be used in connection with an offering of securities by Javelin Pharmaceuticals, Inc. The specific terms of the securities to be offered will be set forth in a prospectus supplement relating to such securities.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS, SUBJECT TO COMPLETION, DATED                                         , 2008
Javelin Pharmaceuticals, Inc.
$60,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Units
        We may, from time to time, offer and sell any combination of shares of common stock and/or preferred stock, various series of debt securities, and/or warrants to purchase any of such securities, either individually or in units comprised of any of such securities.
        The maximum aggregate offering price for these securities will not exceed $60,000,000. We will describe the terms of any such offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. Such prospectus supplement will contain the following information about the offered securities:
•	title and amount;

•	offering price, underwriting discounts and commissions, and our net proceeds;

•	any market listing and trading symbol;

•	any names of lead or managing underwriters and description of underwriting arrangements; and

•	the specific terms of the offered securities.
        Our shares of common stock trade on the American Stock Exchange under the symbol “JAV.” On February 4, 2008, the last sale price of the shares as reported on the American Stock Exchange was $3.66 per share. You are urged to obtain current market quotations for our common stock.
        You should carefully read and consider the risk factors appearing throughout this prospectus, including, without limitation, those appearing under the heading “Risk Factors” beginning on page 6 of this prospectus.
Our mailing address and telephone number are:
125 CambridgePark Drive
Cambridge, MA 02140
(617) 349-4500
        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is _____________, 2008

     You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than our shares of common stock and/or preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, each as described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.
     This document includes product names, trade names and trademarks of other companies. All such product names and trademarks appearing in this document are the property of their respective holders.

i

     Unless the context otherwise requires, all references in this prospectus to “Javelin,” “Company,” “registrant,” “we,” “us” or “our” include Javelin Pharmaceuticals, Inc., a Delaware corporation, and any subsidiaries or other entities controlled by us.
ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf registration statement, we may, from time to time, sell any combination of common stock and/or preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units comprised of any of such securities, in one or more offerings, for a total maximum offering price not to exceed $60,000,000. This prospectus provides you with a general description of the securities we may offer.
     If required, each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. The prospectus supplement may add, update or change information contained in this prospectus and may include a discussion of any risk factors or other special considerations that apply to the offered securities. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. Before making an investment decision, it is important for you to read and consider the information contained in this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
FORWARD-LOOKING STATEMENTS
     We are including the following cautionary statement in this prospectus to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us or on our behalf. Forward looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in good faith forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. Any forward-looking statement contained in this document speaks only as of the date on which the statement is made. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events.
     In addition to other factors and matters discussed elsewhere herein, the following are important factors that in our view, could cause actual results to differ materially from those discussed in the forward-looking statements: the carrying-out of our research and development program for our product candidates, including demonstrating their safety and efficacy at each stage of testing; the timely obtaining of and thereafter maintaining regulatory approvals and patents; the commercialization of our product candidates, at reasonable costs; the ability to compete against products intended for similar use by recognized and well capitalized pharmaceutical companies; our ability to raise capital when needed, and without adverse and highly dilutive consequences to stockholders; and our ability to retain management and obtain additional employees as required. We are also subject to numerous risks relating to our product candidates, manufacturing, regulatory, financial resources, competition and personnel as set forth in the section “Risk Factors” in this prospectus. Except to the extent required by applicable laws or rules, we disclaim any obligations to update any forward looking statements to reflect events or circumstances after the date hereof.

INFORMATION ABOUT THE COMPANY
Background
     Javelin Pharmaceuticals, Inc. is engaged in the research and development of products for the pain management market. Javelin was incorporated in July 2005 in the State of Delaware by Intrac, Inc., a Nevada corporation (“Intrac”), for the purpose of migrating the Intrac corporate entity to Delaware. The migratory merger became effective in September 2005. In December 2004, Innovative Drug Delivery Systems, Inc. (“IDDS”), then a private operating corporation, merged with Intrac, then a public reporting “shell” company, for the purpose of conducting the IDDS operations in a public entity. Intrac had been formed in September 2000 and had no active business operations between 2001 and December 2004. Following the Intrac-IDDS merger, the IDDS operations became the business of Intrac, and certain of the executive officers and directors of IDDS became our executive officers and directors. As a result of the migratory merger, IDDS became a wholly-owned subsidiary of Javelin. In July 2006, our common stock was listed on the American Stock Exchange. The shares of common stock described in this prospectus give effect to the Intrac-IDDS merger and the migratory merger.
Overview
     We are a specialty pharmaceutical company that applies proprietary technologies to develop new products and improved formulations of existing drugs that target current unmet and underserved medical needs primarily in the pain management market. We are developing and have begun to market simple and user-friendly products, involving new modes and routes of delivery for drugs optimized for relieving moderate-to-severe pain. In doing so, we intend to offer novel proprietary products that in some cases can be administered in a less invasive, more convenient manner and generally should offer either improved safety or efficacy, or both, as compared to currently marketed formulations. In addition, the product choices currently available for the treatment of moderate-to-severe pain are limited in the doses that may be given due to side effects, including cardiovascular depression, tolerance and addiction, respiratory depression, constipation, sedation and general diminution of quality of life. Our product candidates are focused on treating a variety of pain disorders ranging from acute and episodic moderate-to-severe pain associated with breakthrough cancer pain, post-operative pain, post-trauma pain such as orthopedic injury pain, procedural pain and burn pain. We believe that our products, assuming regulatory approvals, will offer patients and the medical community significant benefits and alternatives to the prescription pain medications available to pain sufferers today.
     Our plan of clinical operations for the next 12 months involves conducting the necessary research and development to further advance each of our three late stage product candidates, Dyloject™ (injectable diclofenac), PMI-150 (intranasal ketamine), and Rylomine™ (intranasal morphine), along the drug development and regulatory approval process. The existing formulations of these parent drugs, including oral diclofenac, injectable ketamine, and oral and injectable morphine, are well-known prescription medications with well-documented profiles of safety, efficacy and cost-effectiveness.
     Our development program is designed to support global product registration, although special emphasis is placed upon U.S. and European filings for drug approval and product registration. In October 2007, Dyloject™ was approved for marketing in the U.K., and we received pricing for this approved product in November 2007. The product is beginning to enter formularies in the U.K., and we have initiated filings for marketing approval in certain other European countries via the Mutual Recognition Process. Currently, Rylomine™, Dyloject™ and PMI-150 have completed the Phase II product development stage based upon the U.S. regulatory classification. Rylomine™ and Dyloject™ have successfully completed Phase III trials in 2007, and in each case await results from a single Phase III efficacy trial necessary before filing an NDA. Similarly, we presently anticipate that only one multi-dose Phase III efficacy trial will be needed prior to submission of the NDA for PMI-150. Over the coming year, development activity will focus on fulfilling the manufacturing requirements and generating the necessary preclinical and clinical data to support the submission packages outlined at our End-of-Phase II meetings at the U.S. Food and Drug Administration (“FDA”) for Rylomine™ and Dyloject™ in the first half of 2006, our pre-Phase III FDA meeting for PMI-150 in January 2007, and our pre-NDA FDA meeting for PMI-150 in November 2007.

     All three of our product candidates are in late stage development as shown below:

Product candidate	Indication	Development stage
Dyloject™	Post-operative pain	Phase III (U.S.)
(injectable diclofenac)	Post-operative pain, anti-inflammatory	MHRA Pricing Approval Received (U.K.)
Mutual Recognition Process (other European Union countries)
PMI-150 (intranasal ketamine)	Acute pain	Phase III (U.S.)
Rylomine™ (intranasal morphine)	Acute moderate-to-severe pain	Phase III (U.S.)
Dyloject™ (diclofenac sodium injectable)
     Dyloject™ is an injectable formulation of diclofenac. Diclofenac is a prescription nonsteroidal anti-inflammatory drug (“NSAID”) that is widely prescribed to treat post-operative pain due to its combination of effectiveness and tolerability. There still exists an underserved medical need for a safe and effective injectable NSAID in the hospital setting. For example, ketorolac tromethamine is an injectable NSAID that had significant sales prior to the FDA’s imposing a black box warning limiting the combined duration of intravenous plus oral use to five days because of the risk of serious adverse events. Similar adverse events, including mortality, led to it being taken off the market in France and Germany. Oral diclofenac (marketed as Voltarol ®) can be used safely in excess of five days and has a safety profile that is considered superior to oral ketorolac. Diclofenac is currently approved for use in the U.S. in a variety of oral formulations as well as a topical and ophthalmic formulation. An injectable formulation of diclofenac is commercially available in Europe, but has significant drawbacks, including the need to buffer and dilute it at the pharmacy and a lengthy infusion period (over thirty minutes). The development of injectable formulations of diclofenac has been limited by its poor solubility. We believe that the proprietary formulation of injectable diclofenac that we are developing has the potential to overcome these issues and to provide an effective and safe treatment of moderate-to-severe acute pain.
     In July 2005, we announced that we had met our primary endpoint in the pivotal European Phase II/III study for DylojectTM. In September 2005, at the European Society of Regional Anaesthesia and Pain Therapy annual meeting, we presented comprehensive results of this randomized, double-blind, placebo- and comparator-controlled Phase II/III pivotal clinical trial comparing the safety, efficacy and therapeutic equivalency of DylojectTM to Voltarol®. The Marketing Authorization Application (“MAA”) submission for approval to sell DylojectTM in Europe was filed in September 2005, and was accepted for review in October 2005. In October 2007, we announced that we received marketing authorization approval in the United Kingdom for DylojectTM. In November 2007, we received pricing approval for DylojectTM from the U.K. Department of Health Pharmaceutical Price Regulation Scheme and received notification of our first U.K. hospital formulary approval, both of which are prerequisites to commercial sale in the U.K. As of February 1, 2008, DylojectTM has generated orders from U.K. hospital formularies. Now that we have entered the commercial phase of DylojectTM in the U.K., we anticipate announcing attendant revenues with respect to the first quarter of 2008. We continue to take the necessary steps to facilitate mutual recognition of DylojectTM in, and a subsequent product launch, including distribution, marketing and sales activities in Germany and other certain European countries. We intend to file additional marketing applications through the mutual recognition process in a number of European Union (“EU”) member countries during the next few months. There can be no assurance as to whether or when such applications in the remaining European countries will be approved.
     The U.S. development program for DylojectTM has required additional studies beyond those sufficient for European MAA because no injectable diclofenac product has yet been marketed in the U.S. In January 2006, we announced that we had met our primary endpoint of a linear dose response for pain relief over six hours in a Phase IIb U.S. study of Dyloject™. The preliminary results of this randomized, double-blind, placebo- and comparator-controlled clinical trial comparing the safety and efficacy of Dyloject™ to intravenous ketorolac demonstrated that patients with moderate-to-severe pain after oral surgery who received Dyloject™ or intravenous ketorolac experienced statistically significant pain relief over six hours compared to patients who received a placebo. In addition, approximately five minutes after intravenous injection, Dyloject™ demonstrated superior onset of pain relief compared to ketorolac as measured by statistically significant reductions in pain intensity and pain relief using both the VAS and categorical scales. In September 2006, we announced at “Europe Against Pain,” the annual meeting of EFIC (the European Federation of Chapters of the International Association for the Study of Pain) that the minimally effective dose of Dyloject™ in this study was 3.75mg, which is an unexpectedly low dose and novel finding. To achieve analgesia with lower doses of injectable diclofenac than was previously understood as necessary offers the potential to reduce dose-related adverse affects with substantially equivalent analgesia. Moreover, although this study was designed to measure analgesic outcomes rather than differentiation of side effects between treatment groups, we did observe half the incidence of surgical site bleeding in patients given Dyloject™ compared to those given ketorolac. In May 2006, we commenced enrolling patients in a larger post-operative pain study in fulfillment of completing two Phase III studies for Dyloject™ necessary for filing the U.S. New Drug Application (“NDA”). In December 2007, we announced successful top-line results from the first of these two Phase III studies, and also announced that patient enrollment in the second of these two studies had commenced. We anticipate completion of patient enrollment in this second and final Phase III study by mid-2008 and submission of the NDA for Dyloject™ in late 2008 or early 2009. Most recently, we announced in January 2008 that our Phase I study of the effects upon platelet function of administering Dyloject™ at therapeutically relevant doses showed minimal, albeit detectable, effects. The effects of Dyloject™ as well as oral immediate release diclofenac, at their maximum, only reached the upper range of normal in contrast to the effects of ketorolac or aspirin. Both of the latter drugs produced dramatic, highly significant interference with platelet aggregation. These results addressed the potential that NSAIDs have upon surgical site bleeding and confirmed earlier literature showing superiority of diclofenac over ketorolac with respect to this important safety consideration.
PMI-150 (intranasal ketamine)
     PMI-150, a proprietary nasal formulation of ketamine, is currently under development by us for treatment of acute moderate-to-severe pain, including breakthrough pain. Breakthrough pain is acute pain that overcomes or breaks through a patient’s generally prescribed regimen of pain medicine. As reported in recent medical literature, the use of ketamine as an analgesic, while not yet approved by the FDA, is gaining clinician acceptance as a result of its effectiveness and minimal impact on cardiovascular and respiratory functions. Ketamine, a non-opiate, is an N-methyl-D-aspartate (“NMDA”) receptor antagonist that has been in clinical use for over 30 years as a general anesthetic. Since its approval by the FDA, ketamine has been safely used as an anesthetic in tens of thousands of patients. NMDA receptors are located in the central nervous system and play a role in the perception of acute and chronic pain as well as in the development of analgesic tolerance to opioids. Ketamine blocks NMDA receptors and therefore is a logical drug candidate for use as an analgesic for syndromes associated with acute pain, as well as breakthrough pain. Ketamine, at lower doses than those approved for use as an anesthetic, has been reported in the medical literature to be an effective analgesic in settings such as post-operatively, during medical procedures, and for neuropathic pain.
     PMI-150 is in development in the U.S. for the treatment of acute moderate-to-severe pain and breakthrough pain. We believe that PMI-150 is optimized for use as a pain medication and potentially offers a safe, non-opioid alternative for the treatment of moderate-to-severe pain.
     In 2005, we completed the PMI-150 formulation and device bioequivalency programs and initiated additional Phase II studies. We met with the FDA in January 2007 to finalize the development plan for this product candidate. At this meeting, the FDA indicated that no additional clinical efficacy trials and only pharmaco-kinetic trials would be needed prior to filing an initial NDA. However, at our pre-NDA meeting in November 2007, the review division of the FDA requested that we conduct one additional efficacy study prior to filing. We are currently planning a post-operative, multi-dose, acute pain study in same-day orthopedic surgery that we expect to commence by mid-2008. With respect to the potential application for this product for breakthrough cancer pain, in 2008 we began patient enrollment in a multi-site trial. Also in 2008, we published in the international, peer-reviewed journal Acute Pain results of our Phase II randomized, double-blind, placebo-controlled trial showing statistically significant superiority of intranasal ketamine over placebo in a standard acute pain model (molar extraction). We are also continuing to perform internal deliberations regarding the development of our PMI-150 product candidate in Europe.
Rylomine™ (intranasal morphine)
     Rylomine™ is in development in the U.S. and Europe for the treatment of acute moderate-to-severe pain and breakthrough pain. Morphine, the active pharmaceutical ingredient in Rylomine™, is the analgesic standard to which all other opioids are usually compared, and has potent effects upon the mu-opioid receptor that is found in many nerve cells with pain pathways. When morphine binds to this receptor, it interferes with the transmission of pain signals from nerve endings and across nerve pathways to the spinal cord and brain. The power of morphine to reduce the level of physical distress places it among the most important naturally occurring compounds. Morphine is a strong analgesic used for the relief of moderate-to-severe acute and chronic pain, pre-operative sedation, and as a supplement to anesthesia. It is the drug of choice for treating moderate-to-severe pain associated with, in part, surgical operations, myocardial infarction and cancer. In addition, we have licensed a proprietary drug delivery technology, the ChiSys Delivery Platform, that allows us to nasally deliver and to achieve therapeutic blood levels of morphine in a predictable fashion that was previously unattainable when administered through the nasal route.
     In October 2005, we announced that we had met our primary endpoint of a linear dose response for pain relief over four hours in a Phase IIb study of Rylomine™. In February 2006, at the American Academy of Pain Medicine annual meeting, we presented comprehensive results of this randomized, double-blind, placebo- and comparator-controlled clinical trial comparing the safety and efficacy of Rylomine™ to intravenous morphine. This study demonstrated that patients with moderate-to-severe pain after orthopedic surgery who received Rylomine™ or intravenous morphine experienced statistically significant pain relief over four hours compared to patients who received a placebo. In April 2006, we announced that we held our End-of-Phase II meeting with the FDA and in May 2006, we initiated the U.S. Rylomine™ Phase III clinical program. In June 2007, we announced successful top-line clinical results of the first of two Rylomine™ Phase III clinical trials in which two dose regimens of Rylomine™, intravenous morphine, or placebo were given to patients with acute pain after orthopedic surgery. Pain scores, time to request rescue analgesic medication and the doses required and other outcome measures were assessed and showed that Rylomine™ offered the same analgesic benefits as IV morphine and that both IV and intranasal morphine provided significantly superior analgesia than placebo. Because bone pain is often considered more resistant to morphine than is soft-tissue pain (e.g., post-abdominal surgery), we believe that these successful results in the more potentially challenging of our two Phase III pivotal trials are significant. We are also focused on seeking regulatory and scientific advice from French regulatory experts and the European Medicines Agency (“EMEA”). The results of the clinical trials along with feedback from the regulatory agencies will determine the timing, extent and cost of the European Rylomine™ development program and product filings.
     The proprietary technology used to develop all three of our product candidates is protected by patent applications filed and/or issued patents both in the United States and in other countries. During 2007, we received broad patent coverage for Dyloject™ in Europe, extending patent protection there by approximately ten years, into 2024. Additionally, we have received a U.S. Patent covering our PMI-150 formulation and a Canadian Patent covering devices for treating pain using PMI-150. The U.S. Patent extends our patent protection into 2023 and the Canadian Patent extends our patent protection into 2015. We have licensed the exclusive rights to develop and commercialize the proprietary formulations of these product candidates. Since inception, we have been awarded over $5.8 million in competitive and peer-reviewed government funding, including contracts from the U.S. Department of Defense and grants from the National Institutes of Health/National Cancer Institute. In 2007, we received a Tibbetts Award from the SBIR program of the NIH/NCI that had provided initial funding for our development of intranasal ketamine. We plan to present ongoing results from all three of our clinical programs at the 12th World Congress on Pain in August 2008 in Glasgow, Scotland. This Congress is a triennial event held under the auspices of the International Association for the Study of Pain, the leading international organization in the field.
General
     Our principal business office is located at 125 CambridgePark Drive, Cambridge, Massachusetts 02140, and our telephone number at that address is (617) 349-4500. Our corporate web site is www.javelinpharmaceuticals.com. The information found on our web site is neither incorporated herein by reference nor intended to be part of this prospectus, and should not be relied upon by you when making a decision to invest in our securities.

RISK FACTORS
     Following are some specific factors that should be considered for a better understanding of our operations and financial condition. These factors and the other matters discussed herein are important factors that could cause actual results or outcomes for us to differ materially from those discussed in the forward-looking statements included elsewhere in this document. New factors emerge from time to time, and it is not possible for management to predict all of the factors, nor can it assess the effect of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.
Risks Related to Our Business
We currently have no significant product revenues and cannot be certain when significant product revenues will commence, if ever.
     To date, we have devoted significant financial resources to research and development of our products. We have only received marketing authorization approved with respect to Dyloject™ in the United Kingdom. Until, and unless, we receive approval from the FDA and from regulatory authorities in other foreign jurisdictions for our product candidates, we cannot sell our products in such countries and we will not have significant product revenues. As a result, we have generated significant operating losses. As of September 30, 2007, we had an accumulated deficit of $100.8 million, excluding an approximately $3.6 million deemed dividend; although $18.6 million of this amount was related to a non-cash charge for the issuance of common stock in connection with the acquisition of a license. We have used substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. We expect to fund our operations and capital expenditures primarily from cash on hand and additional financing sources.
If we cannot obtain additional financing, our product development and commercialization efforts may be reduced or discontinued.
     Although we believe that our existing cash and cash equivalents will be sufficient to support the current operating plan through at least September 30, 2008, we will need additional financing to support our operating plan thereafter. Our funding requirements may change as a result of many factors, including delays in development activities, underestimates of budget items, unanticipated cash requirements, increased regulatory requirements with attendant time delays, limitation of development of new potential products, future product opportunities with collaborators, future licensing opportunities and future business combinations. Consequently, we will need to seek additional sources of financing, which may not be available on favorable terms, if at all.
     We plan to raise additional financing through public or private equity offerings, debt financings and/or additional corporate collaboration and licensing arrangements. The issuance of additional equity securities in connection with any financing will cause dilution to our shareholders and such an issuance or the perception that we will make such an issuance could have a material negative effect on the price of our common stock. If we raise additional capital by issuing debt securities, we would incur substantial costs relating to interest payments, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. If we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.
     If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned pre-clinical and clinical trials or obtain approval of our product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, curtail operations, reduce or forego sales and marketing efforts and lose attractive business opportunities. These actions would likely reduce the price of our common stock.
We have incurred significant losses and may never achieve or sustain profitability.
     We have a history of losses and expect to incur substantial losses and negative operating cash flows for the foreseeable future, and we may not achieve or maintain profitability. For the years ended December 31, 2004, 2005 and 2006, we had net losses of $7.0 million, $10.6 million and $17.8 million, respectively, and for the nine months ended September 30, 2007, we had a net loss of $21.4 million. Our net loss for the year ended December 31, 2006 was materially increased as compared to prior fiscal years due to our adoption of the amendment issued by the Financial Accounting Standards Board to Statement of Financial Accounting Standards No. 123, Accounting For Stock-Based Compensation (“SFAS No. 123R”). As discussed in Note 2, “Summary of Significant Accounting Policies,” in the notes to the condensed consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, we adopted SFAS No. 123R effective January 1, 2006. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, and instead requires us to recognize compensation expense using a fair-value based method for costs related to share-based payments including stock options. Our adoption of SFAS No. 123R is expected to materially impact our financial position and results of operations for future periods.
     Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures for the next several years and anticipate that our expenses will increase substantially in the foreseeable future as we:
•	continue to undertake pre-clinical development and clinical trials for our product candidates;

•	seek regulatory approvals for our product candidates;

•	implement additional internal systems and infrastructure;

•	lease additional office facilities;

•	hire additional personnel to advance commercialization; and

•	expand research and development activities.
     We also expect to experience negative cash flows for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.
We have a limited operating history upon which to base an investment decision.
     We are a development-stage company and have not yet demonstrated our ability to perform the functions necessary for the successful commercialization of any of our product candidates. The successful commercialization of our product candidates will require us to perform a variety of functions, including:
•	continuing to undertake preclinical development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products;

•	entering into arrangements with manufacturers; and

•	conducting sales and marketing activities either directly or through distributors.
     Our operations have been limited to organizing and staffing, acquiring, developing and securing our proprietary technology and undertaking pre-clinical trials and clinical trials of our principal product candidates. Although we have begun to establish a sales force in the United Kingdom, these operations provide a limited basis to assess our ability to commercialize our product candidates and the advisability of investing in our common stock.
We cannot guarantee that we are in compliance with all potentially applicable regulations and compliance with newly-enacted regulations will result in increased costs and management time.
     As a publicly traded company we are subject to significant regulations, including the Sarbanes-Oxley Act of 2002, some of which have only recently been adopted, and all of which are subject to change. While we have developed and instituted a corporate compliance program based on what we believe are the current best practices and continue to update the program in response to newly implemented or changing regulatory requirements, we cannot assure you that we are or will be in compliance with all potentially applicable regulations. We also cannot assure you that our ongoing assessments of the effectiveness of our internal control over financial reporting will not uncover material weaknesses or significant deficiencies. Moreover, we cannot assure you that we could correct any material weakness or significant deficiencies to allow our management to conclude that our internal controls over financial reporting are effective in time to enable our independent registered public accounting firm to attest that such assessment will have been fairly stated in any report to be filed with the SEC or attest that we have maintained effective internal control over financial reporting.
     Since late 2004, our SEC reporting status has evolved from “small business” issuer to “non-accelerated” full reporting issuer to “accelerated” filer becoming subject to Section 404 of the Sarbanes-Oxley Act of 2002. By reason of this reporting status, as well as new disclosure rules of the SEC and the American Stock Exchange, our legal and financial compliance costs have substantially increased and a significant portion of management’s time has been allocated in order to comply with these rules, especially with respect to compiling the initial comprehensive documentation of our internal controls, and then evaluating and testing the operating effectiveness of our internal controls systems in seeking compliance with Section 404. If we fail to comply with the Sarbanes-Oxley Act or any other regulations, we may not be able to accurately report our financial results and might become subject to investigation by regulatory authorities. Any such investigations could be costly, and would likely divert management’s attention and resources. Any inability to meet such compliance could be detrimental to investors’ confidence in us, and thereby adversely affect the price of our common stock. In addition, any failure to comply with applicable regulations could also result in a range of consequences, including restrictions on our ability to sell equity or otherwise raise capital funds, suspension or termination of clinical trials, the failure to approve a product candidate, restrictions on our products or manufacturing processes, withdrawal of products from the market, significant fines, or other sanctions or litigation.
If we fail to obtain or maintain the necessary U.S. or foreign regulatory approvals for our product candidates, we will be unable to commercialize them.
     Government regulations in the U.S. and other countries have a significant impact on our business and affect the research and development, manufacture and marketing of our products. We will require FDA approval to commercialize our product candidates in the U.S. and approvals from similar regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions.
     In order to obtain FDA approval of any of our product candidates, we must submit to the FDA an NDA, demonstrating that our product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal testing, which are referred to as pre-clinical studies, as well as human studies, which are referred to as clinical trials. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may either refuse to accept our application, or may decide after review of our application that the data is insufficient to allow approval of the relevant product. If the FDA does not accept or approve our application, it may require us to conduct additional pre-clinical testing, manufacturing studies or clinical studies and submit that data before it will reconsider our application. The FDA may also require us to perform post-approval studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:
•	delay commercialization of, and our ability to derive product revenues from, our product candidates;

•	impose costly procedures; and

•	diminish competitive advantages that we may otherwise enjoy.
     Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We cannot be certain that we will ever obtain regulatory clearance for any of our product candidates. Failure to obtain FDA approval of any of our principal product candidates will severely undermine our business by reducing the number of potential salable products and, therefore, corresponding product revenues. Also, the FDA might approve one or more of our product candidates but may also approve competitors’ products possessing characteristics that offer their own treatment advantages.
     Before we submit our NDAs, we plan to request waivers or deferrals from the requirement under the Pediatric Research Equity Act of 2003 to include an assessment, generally based on clinical study data, of the safety and efficacy of our drugs for all relevant pediatric populations. We can make no assurances that the FDA will grant our waiver or deferral requests. If we are required to conduct clinical research studies in pediatric patients, this could delay the development and possible approval of our products and increase the overall costs of product approvals.
     In addition, even after these product candidates are marketed, our products and the manufacturers are subject to continual vigilance and review by applicable regulatory authorities, including FDA adverse event reporting requirements and FDA requirements governing product distribution, advertising and promotion. At any stage of development or commercialization, the discovery of previously unknown problems with our product candidates, our own manufacturing or the manufacture by third-party manufacturers may result in restrictions on our products or the manufacture, including withdrawal of our product from the market.
     In foreign jurisdictions, we must receive approval from the appropriate regulatory, pricing and reimbursement authorities before we can commercialize and market our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above and additional risks associated with pricing and reimbursements. Pursuing foreign regulatory approvals will be time-consuming and expensive. The regulations vary among countries, and foreign regulatory authorities may require different or additional clinical trials than we conducted to obtain FDA approval for our product candidates. Other than the marketing authorization approved for one product in the United Kingdom, we cannot give any assurance that we will receive the approvals necessary to commercialize our product candidates for sale outside the United States.
Approval by the FDA does not ensure approval by regulatory authorities in foreign jurisdictions on a timely basis, or at all.
     Because we have limited foreign regulatory, clinical and commercial resources, we may plan to commercialize some products internationally through collaborative relationships with foreign partners. Future partners are critical to our international success. We may not be able to enter into collaboration agreements with appropriate partners for important foreign markets on acceptable terms, or at all. Future collaborations with foreign partners may not be effective or profitable for us.
Our product candidates contain controlled substances, the supply of which may be limited by U.S. government policy and the availability of which may generate public controversy, thereby reducing or restricting any future marketing arrangements or sales.
     The active ingredients in some of our current product candidates, including morphine and ketamine, are regulated by the U.S. Drug Enforcement Administration (“DEA”), as Schedule II or III substances under the Controlled Substances Act of 1970. Most states place similar controls over these products under a state Board of Pharmacy or similar agency. Consequently, their manufacture, shipment (including import and export), storage, sale and use are subject to the highest degree of regulation and accountability. For example, all regular Schedule II drugs must be prescribed by a physician, or under a physician’s direction, and may not be refilled within 30 days. Furthermore, the amount of Schedule II substances we can obtain for clinical trials, manufacturing and commercial distribution is limited by the DEA under a quota system, and our allotment may not be sufficient to complete clinical trials or meet commercial demand, if any. Any delay or refusal by the DEA in establishing our procurement quota of such substances could have a material adverse effect on our business, financial position and results of operations.
     Products containing controlled substances have been known to and may continue to generate public controversy. The World Health Organization advocates balance in national analgesic policies, so as to meet medical needs for opioids (such as morphine) and other controlled substances (such as ketamine) while reducing opportunities for drug abuse, misuse and diversion. Opponents of these products, however, may seek restrictions on marketing and withdrawal of any regulatory approvals, based upon concerns about the actual or potential misuse of such products. In addition, these opponents may seek to generate negative publicity in an effort to persuade the medical community to reject these products. Political pressures and adverse publicity could lead to delays in the introduction and marketing of our product candidates, increased expenses for marketing, and/or restricted availability of our product candidates. Our contract manufacturers that make and handle controlled substances also are subject to inspections by DEA and state authorities to evaluate ongoing compliance with security and other requirements under relevant federal and state controlled substance laws and regulations. We do not have control over the contract manufacturers’ compliance with these regulations and standards. Failure to comply with applicable laws and regulatory requirements may result in action such as civil penalties, refusal to renew necessary registrations, or initiating proceedings to revoke those registrations and, in certain circumstances, criminal proceedings. If one of these manufacturers has its registration revoked, denied or suspended, it can no longer lawfully possess or distribute controlled substances, thereby possibly resulting in a negative impact on our business.
Health care reform measures and other statutory or regulatory changes could adversely affect our business.
     The pharmaceutical industry is subject to extensive regulation, and from time to time legislative bodies and governmental agencies consider changes to such regulations that could have significant impact on industry participants. For example, in light of recent highly-publicized safety issues regarding certain drugs that had received marketing approval, the U.S. Congress is considering various proposals regarding drug safety, including some which would require additional safety studies and monitoring and could make drug development more costly. We are unable to predict what additional legislation or regulation, if any, relating to safety or other aspects of drug development may be enacted in the future or what effect such legislation or regulation would have on our business.
     The business and financial condition of pharmaceutical companies are also affected by the efforts of governments, third-party payors and others to contain or reduce the costs of health care to consumers. In the U.S. and various foreign jurisdictions there have been, and we expect that there will continue to be, a number of legislative and regulatory proposals aimed at changing the health care system, such as proposals relating to the reimportation of drugs into the U.S. from other countries (where they are then sold at a lower price) and government control of prescription drug pricing. The pendency or approval of such proposals could result in a decrease in our share price or limit our ability to raise capital or to obtain strategic collaborations or licenses.

Our product candidates are in the late stages of clinical trials in the United States, and there is no assurance that final approval will be obtained.
     Our product candidates may never be successfully marketed or manufactured. Our three principal product candidates, Dylojecttm, PMI-150 (ketamine) and Rylominetm, are in the late stages of clinical testing in the U.S. on a limited number of patients. For some medical uses for which we hope to market our products, to date there have been few or no studies to determine the efficacies of the specific product candidates. It is possible that the FDA will disagree with our current clinical and pre-clinical research plans and require us to conduct more extensive studies than we currently anticipate before that agency will consider our products for marketing approval. Some of our future studies involve drug exposures for durations that are significantly longer than we have tested thus far. The longer-term studies could reveal safety or other issues that could have an adverse impact on the ability to gain marketing approval. We will need to commit substantial time and resources in order to conduct further clinical trials before we can submit an NDA with respect to any of these product candidates. We cannot predict with any certainty if or when we might submit an NDA for regulatory approval of any of our product candidates.
Clinical trials are expensive, time-consuming and difficult to design and implement, which could affect allocations of funds and time from other programs.
     Clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Further, the medical, regulatory and commercial environment for pharmaceutical products changes quickly and often in ways that we may not be able to accurately predict. The clinical trial process is also time-consuming. We estimate that clinical trials of our product candidates will take several more years to complete. Furthermore, as failure can occur at any stage of the trials, we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:
•	changes to applicable regulatory requirements;

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness in the clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment;

•	inability or unwillingness of medical investigators to follow our clinical protocols;

•	inability to maintain a supply of the investigational drug in sufficient quantities to support the trials; and

•	suspension or termination of clinical trials for various reasons, including noncompliance with regulatory requirements or changes in the clinical care protocols and standards of care within the institutions in which our trials take place.
     In addition, we or the FDA may suspend the clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our investigational NDA submissions or the conduct of these trials.
     A number of companies in the biotechnology and drug development industry have suffered significant setbacks in advanced clinical trials despite promising results in earlier trials. In the end, we may be unable to develop marketable products.
The results of the clinical trials are uncertain and may not support our product candidate claims.
     Even if the clinical trials are completed as planned, we cannot be certain that the results will support our product candidate claims or that the FDA or government authorities will agree with our conclusions regarding such results. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, the clinical trials will delay the filing of NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, the clinical trials involve a small patient population. Because of the small sample size, the results of these clinical trials may not be indicative of future results.
Delays in patient enrollment for clinical trials could increase costs and delay regulatory approvals.
     The rate of completion of clinical trials will depend on the rate of patient enrollment. There may be substantial competition to enroll patients in clinical trials for other products in development. This competition has delayed the clinical trials of other biotechnology and drug development companies in the past. In addition, ongoing improvements in drug therapy, particularly for pain management drugs, may make it more difficult for us to enroll patients in our clinical trials as the eligible patient population may choose to enroll in clinical trials sponsored by other companies or choose other recently-approved therapies. Delays in patient enrollment can result in increased development costs and delays in regulatory approvals.
Physicians and patients may not accept and use our drugs, which would cause a change in the business strategy with attendant delays and needs for capital for any new business, and possibly the cessation of business.
     Even if the FDA and/or applicable foreign regulatory agencies approve our drugs, physicians and patients may not accept and use them. Acceptance and use of these drugs will depend upon a number of factors including:
•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of these drugs and the use of controlled substances;

•	potential concerns by clinicians that new formulations of well-known active pharmaceutical ingredients may have lover benefit-to-risk ratios than earlier, widely-used formulations;

•	cost-effectiveness of these drugs relative to competing products;

•	availability of reimbursement for our products from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.
     Because we expect sales of the current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing. We expect practitioners will have to be particularly convinced as to the benefits of our products in cases where our product represents a new formulation of an existing drug.
Our ability to generate product revenues will be diminished if the drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement, thereby reducing future levels of revenues and the ability to achieve profitability.
     Our ability to commercialize our products, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:
•	government and health administration authorities;

•	private health maintenance organizations and health insurers; and

•	other healthcare payors.
     Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payors, including Medicare, routinely challenge the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if our product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate to cover such drugs. If government and other healthcare payors do not provide adequate coverage and reimbursement levels for any of our products, the post-approval market acceptance of our products could be diminished.

The drug-development programs depend in large part upon third-party researchers who are outside our control.
     We depend upon independent investigators and collaborators, such as universities, medical institutions and clinical research organizations, to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees and, despite certain contractual obligations, we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to these drug-development programs, or if their performance is substandard, the approval of our FDA applications, and our introduction of new drugs, will be delayed. Many of the agreements that we have entered into with these collaborators are terminable at the option of either party upon providing 30 days prior written notice to the other party. If any of these agreements are terminated for any reason, it could delay regulatory approval and commercialization of our products. In addition, these collaborators may have relationships with other commercial entities, some of which may compete with us. If these collaborators assist our competitors at our expense, our competitive position would be harmed.
We will rely exclusively on third parties to supply and manufacture our product candidates, without any direct control over the quality of our product candidates, or timing for the supply, production and delivery of our product candidates, thereby possibly adversely affecting any future revenues.
     We have relied exclusively and are dependent on certain third party single source suppliers, including DPT Lakewood, Inc., Precision Pharma Services, Inc. and Baxter Healthcare Corporation, to supply raw materials and finished goods for our product candidates. Many of these agreements are terminable at the option of either party upon providing certain specified periods of prior written notice to the other party. We cannot assure you that we will be able to effectively and efficiently replace any suppliers that may choose to terminate their relationships with us. The loss of one or more of these suppliers, if not replaced, could have a material adverse effect on our business. The FDA and regulatory agencies in other countries also periodically inspect manufacturing facilities, including third parties who manufacture products or active ingredients for us. The FDA and/or applicable foreign regulatory agencies may not believe that the chosen manufacturers have sufficient experience making the dosage forms that we have contracted with them to produce, and may subject those manufacturers to increased scrutiny. Pharmaceutical manufacturing facilities must comply with applicable good manufacturing practice standards, and manufacturers usually must invest substantial funds, time and effort to ensure full compliance with these standards. We will not have control over our contract manufacturers’ compliance with these regulations and standards. Failure to comply with applicable regulatory requirements can result in sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions, manufacturing interruptions, costly corrective actions, injunctions, adverse publicity against us and our products and possible criminal prosecutions.
     If we are unable to obtain sufficient supplies of raw materials or if there is a significant increase in the price of raw materials, our business would be seriously harmed. If any of our product candidates receives the approval of the FDA and/or applicable foreign regulatory agencies, we expect to rely on one or more third-party contractors to supply our drugs. If any current or future third-party suppliers cease to supply the drugs in the quantity and quality we need to manufacture the drug candidates or if the current or future third-party suppliers are unable to comply with good manufacturing practice and other government regulations, the qualification of additional or replacement suppliers could be a lengthy process, and there may not be adequate alternatives to meet our needs, which would negatively affect our business. We may not be able to obtain the necessary drugs used in our products in the future on a timely basis, if at all.
If we are unable to hire additional qualified personnel, our ability to grow the business may be harmed. We must hire and retain skilled employees in a tight labor market and will be subject to high labor costs and related increased employment expenses.
     We will need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing, finance and accounting and sales and marketing. We will compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals, particularly in the Boston metropolitan area, is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.
     Skilled employees in the industry are in great demand. We are competing for employees against companies located in the Boston metropolitan area that are more established than we are and have the ability to pay more cash compensation than we do. We will require sales and marketing personnel to effectively sell our products. We will also require scientific personnel in many fields, some of which are addressed by relatively few companies. As a result, depending upon the success and the timing of clinical tests, we may experience difficulty in hiring and retaining highly skilled employees, particularly scientists. If we are unable to hire and retain skilled personnel, our business, financial condition, operating results and future prospects could be materially adversely affected.

We have limited experience in marketing and selling our products, and we will likely need to rely on third party collaborators to do so.
     We currently have a small designated sales and marketing staff, with limited internal sales or distribution capabilities. In order to commercialize our products, if any are approved, we intend to further develop internal sales, marketing and distribution capabilities to target particular markets for our products, as well as make arrangements with third parties to perform these services for us with respect to other markets for our products. We may not be able to fully establish these capabilities internally or hire sales personnel with appropriate expertise to market and sell our products, if approved. In addition, even if we are able to identify one or more acceptable collaborators to perform these services for us, we may not be able to enter into any collaborative arrangements on favorable terms, or at all.
     If we enter into any collaborative arrangements for the marketing or sale of our products, our product revenues are likely to be lower than if we marketed and sold our products ourselves. In addition, any revenues we receive would depend upon the efforts of our collaborators, which may not be adequate due to lack of attention or resource commitments, management turnover, change of strategic focus, business combinations or other factors outside of our control.
     Depending upon the terms of the collaboration, the remedies we may have against an underperforming collaborator may be limited. If we were to terminate the relationship, it may be difficult or impossible to find a replacement collaborator on acceptable terms, if at all.
If our products are not accepted by the market, or if we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues, and our business will suffer.
     The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA or foreign approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues, and our business will suffer.
     We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have prescription analgesics already approved or in development. In addition, many of these competitors, either alone or together, with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:
•	developing drugs;

•	undertaking preclinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.
     The United States Food, Drug, and Cosmetic Act and FDA regulations and policies provide incentives to manufacturers to challenge patent validity or create modified, noninfringing versions of a drug in order to facilitate the approval of abbreviated new drug applications for generic substitutes. These same incentives also encourage manufacturers to submit new drug applications, known as 505(b)(2) applications, that rely on literature and clinical data not generated by or for the drug sponsor. In light of these incentives and especially if our products are commercially successful, other manufacturers may submit and gain approval for either an abbreviated NDA or a 505(b)(2) application that will compete directly with our products.
Developments by competitors may render our products or technologies obsolete or noncompetitive.
     Companies that currently sell both generic and proprietary opioid formulations include among others Abbott Laboratories, Alza Pharmaceuticals, AstraZeneca, Cephalon, Endo Pharmaceuticals, Elkins-Sinn, Janssen Pharmaceutical, McNeil Consumer Healthcare, Purdue Pharma, Roxane Laboratories and Watson Laboratories. Alternative technologies are being developed to improve or replace the use of opioids for pain management, several of which are in clinical trials or have recently been approved by the FDA. These alternatives include Elan’s Prialt, Pfizer’s Lyrica, and combination products from Endo Pharmaceuticals. In addition, companies pursuing distinct but related fields such as neuromodulation devices represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than us. These organizations also compete with us to attract qualified personnel, parties for acquisitions, joint ventures or other collaborations.
If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, we may be unable to exploit our intellectual property rights.
     Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to obtain trademarks for our name, logo and products, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.
     We have exclusive licenses to certain patent rights, including rights under U.S. patents and U.S. patent applications as well as rights under equivalent foreign patents and patent applications, and we also own pending U.S. patent applications and foreign equivalents. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict:
•	the degree and range of protection any patents will afford us against competitors including whether third parties will find ways to challenge, invalidate or otherwise circumvent our patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

•	whether we will need to initiate litigation or administrative proceedings which would be costly whether we win or lose.
     We may not be able to adequately predict the costs associated with any such litigation and, even if resolved in our favor, these costs could be substantial. Such litigation could also divert management’s attention and resources. In addition, if this litigation is resolved against us, we could be held liable for significant damages.
     If a product covered by our patents or patents exclusively licensed to us is approved, then when those of our patents and exclusively licensed patents covering that product expire, or if they are challenged and held to be invalid or otherwise circumvented before they expire, that product may be subject to generic competition.
     Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of these trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired, and our business and competitive position would suffer.
     We will market our company and our products using trademarks. In the United States, we have filed “intent-to-use” trademark applications for the names RylomineTM and DylojectTM that have been allowed. If we do not market products under those trademarks within a specified period of time (initially six months, with extensions of up to three years from the date of allowance), we may not be able to register those trademarks. We have also filed “use-based” U.S. trademark applications for our name, our logo, and our name and logo together. If any of these applications do not result in registration of the applicable trademark, we may not be able to use that trademark in commerce, and we may incur additional, unanticipated costs to identify and register new trademarks in lieu of the trademarks that are included in the pending applications.

If we infringe the rights of third parties, we could be prevented from selling our products, forced to pay damages, and incur substantial costs in defending litigations.
     If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs, and we may have to:
•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings which would be costly whether we win or lose, and which could result in a substantial diversion of our management resources.
     We are aware of a third party which could allege that certain uses of our product candidates infringe upon certain of such third party’s proprietary rights. Although we do not intend to market our product candidates for such uses and we are not aware of any such uses currently in practice, we may not be able to avoid claims made by such third party as a result of our product candidates being used by consumers for purposes other than as marketed by us.
We may be exposed to liability claims associated with the use of hazardous materials and chemicals.
     Our research and development activities involve the controlled use of hazardous materials and chemicals. Although we believe that the safety procedures of our manufacturers and distributors for using, storing, handling and disposing of these materials comply with federal, state and local laws and regulations, the risk of accidental injury or contamination from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any resulting damages, and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.
We may become subject to substantial product liability claims for which we have limited insurance, and may be required to limit commercialization of our products in response to product liability lawsuits.
     The testing and marketing of medical products entail an inherent risk of product liability. Although side effects from clinical trials thus far have been generally limited to symptoms known to be associated with these well-established medications, such as dysphoria (a feeling of malaise), and nausea, we may be held liable if any more serious adverse reactions from the use of our product candidates occurs. Our product candidates involve new methods of delivery for potent drugs that require greater precautions to prevent unintended use, especially since they are designed for patients’ easy self-use rather than for administration by medical professionals. For example, the FDA may require us to develop a comprehensive risk management program for our product candidates to reduce the risk of improper patient selection, diversion and abuse. The failure of these measures could result in harmful side effects or death. As a result, consumers, regulatory agencies, pharmaceutical companies or others might make claims against us. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently carry clinical trial insurance but do not carry product liability insurance. We, or any corporate collaborators, may not be able to obtain insurance at a reasonable cost, if at all. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate if any claim arises.

Although we invest our cash not currently used for operating activities and intend to similarly invest the unutilized net proceeds from this offering in short-term, investment grade, interest bearing securities, such investments are subject to market risk.
     Although we invest our cash not currently used for operating activities in short-term, investment grade, interest bearing securities, such investments are subject to risk as dictated by financial market conditions. We have substantially increased the amount of such investments from approximately $11.5 million for the fiscal year ended December 31, 2006 to approximately $20.0 million for the nine months ended September 30, 2007. We also intend to similarly invest the unutilized net proceeds from this offering in such securities. Accordingly, we may incur losses on such investments due to adverse market conditions which would limit our ability to use the net proceeds from this offering for our operations.
Risks related to management
We may not successfully manage our growth, thereby preventing achievement of our business plan.
     Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational, and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.
We rely on key executive officers and scientific and medical advisors whose knowledge of our business and technical expertise would be difficult to replace.
     We are highly dependent on Daniel B. Carr, M.D., our Chief Executive Officer and Chief Medical Officer, as well as other executive officers, including Curtis Wright, our Vice President, Risk Management and Regulatory Affairs. We do not have “key person” life insurance policies for any of our officers. We do not have employment agreements with any person other than with Dr. Carr, Stephen J. Tulipano, our Chief Financial Officer, and David B. Bernstein, our Secretary, General Counsel and Chief Intellectual Property Counsel. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development and clinical testing, loss of customers and sales, if any, and diversion of management resources, which could adversely affect operating results.
     In addition, we rely on members of our scientific advisory board and consultants to assist us in formulating our research and development strategy. All of the members of our scientific advisory board and our clinical advisors have other jobs and commitments and may be subject to non-disclosure obligations that may limit their availability to work with us.
Risks related to our common stock
The market price of our common stock may fluctuate significantly, which may cause certain investors to avoid purchasing our shares.
     Since July 20, 2006, our common stock has been listed on The American Stock Exchange Inc. (the “ASE”) under the symbol “JAV.” The market price for our common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as:
•	announcement of new products or product enhancements by us or our competitors;

•	results of the testing and regulatory approval of our products;

•	developments concerning intellectual property rights and regulatory approvals and concerns;

•	quarterly variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts;

•	developments in our industry;

•	general market conditions and other factors, including factors unrelated to our own operating performance;

•	changes in laws or regulations applicable to our products;

•	changes in the market valuations of similar companies;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	trading volume of our common stock; and

•	sales of our common stock by us.
There has been a limited market for our common stock, which may accelerate price swings.
     Recent history relating to the market prices of public companies indicates that, from time to time, there may be periods of extreme volatility in the market price of our common stock. As our common stock only recently began trading on the ASE, there is no assurance that the trading market will become more active. Prior thereto, our common stock had been traded on the OTC Bulletin Board with an inactive market and the bid and asked prices for our common stock having fluctuated significantly on low trading volumes. Since December 2004 the market price of our common stock has ranged from $1.90 to $7.60 per share. Because of the limited trading volume in our common stock, holders may be unable to sell their shares of our common stock when or at prices they desire. Moreover, the inability to sell shares in a declining market because of such illiquidity or at a price holders desire may substantially increase their risk of loss.
The American Stock Exchange imposes listing standards on our common stock that we may not be able to fulfill, thereby leading to a possible delisting of our common stock.
     As a listed ASE company, we are subject to ASE rules covering among other things, certain major corporate transactions, the composition of our Board of Directors and committees thereof, minimum stockholders equity, and the maintenance of the market price of our common stock.
     We had not previously been subject to similar regulations. The failure to meet these or other ASE requirements may result in the de-listing of our common stock from the ASE, which could adversely affect the liquidity and market price thereof.
We have not previously paid dividends on our common stock and we do not anticipate doing so in the foreseeable future.
     We have not in the past paid any dividends on our common stock and do not anticipate that we will pay any dividends on our common stock in the foreseeable future. Any future decision to pay a dividend on our common stock and the amount of any dividend paid, if permitted, will be made at the discretion of our board of directors.
We may issue shares of preferred stock that have greater rights than our common stock.
     We are permitted by our certificate of incorporation to issue up to 5,000,000 shares of preferred stock. We can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders or other security holders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation rights and may have greater voting rights than our common stock.
A significant number of shares of our common stock are subject to options and warrants, and we may issue additional options and warrants in the future. The issuance of shares of common stock upon the exercise of these options and warrants will dilute the interests of other security holders and may depress the price of our common stock.
     As of February 4, 2008, there were 48,990,845 shares of common stock outstanding. As of such date, there were vested outstanding options to purchase up to 3,727,838 shares of common stock granted under the Javelin 2005 Omnibus Stock Incentive Plan (the “Incentive Plan”), unvested outstanding options to purchase up to 2,879,938 shares of common stock granted under the Incentive Plan, and outstanding warrants to purchase up to 2,380,649 shares of common stock. There were also outstanding as of February 4, 2008 options to purchase up to 1,184,058 shares of common stock granted outside of the Incentive Plan. In addition, we may issue additional options and warrants from time to time to provide compensation to our employees, officers, directors and consultants under our stock option plans, and to finance our operations. The issuance, perceived issuance, or exercise of warrants or options will have a dilutive impact on other stockholders and could have a material negative effect on the market price of our common stock.
Our principal shareholders own a substantial amount of the shares outstanding and may exert significant influence on our Company.
     Our officers, directors and 5% holders collectively own, directly or indirectly, approximately 12% of the outstanding shares of our common stock. They will therefore be able to exert substantial influence on the election of directors and on other matters submitted to shareholders, including any merger, consolidation or sale of all or substantially all of our assets. Through their ownership of securities, these stockholders will be able to substantially impact any vote of the stockholders and exert considerable influence over our affairs.
Provisions in our certificate of incorporation and bylaws and provisions under Delaware law may inhibit a takeover of our Company.
     Under our certificate of incorporation, our board of directors is authorized to issue shares of our common or preferred stock without the approval of our stockholders, subject to certain ASE regulations. Issuance of these shares could make it more difficult for third parties to acquire us without the approval of our board of directors as more shares would have to be acquired to gain control. Additionally, under our bylaws, our only our board of directors is authorized to call a special meeting of stockholders. Such provision in our bylaws could make it more difficult for third parties to acquire us or gain control without the approval of our board of directors, who may determine whether or not to call a special meeting of our stockholders. Our bylaws also provide that a vote of at least 80 percent of the outstanding shares of capital stock of the Company is required to amend certain provisions of our bylaws. This provision may prevent a third party from successfully acquiring control of our Company. Also, Delaware law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. These provisions may deter hostile takeover attempts that could result in an acquisition of us that could have been financially beneficial to our stockholders.
USE OF PROCEEDS
     Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities offered by this prospectus for general corporate purposes, including, without limitation, the funding of our clinical research and development programs, the clinical development of our product candidates, internal and/or collaborative sales, marketing and distribution expenditures, capital expenditures and working capital needs. Pending the application of the net proceeds, we expect to invest the proceeds in investment grade, interest bearing securities.
     The principal purposes of this offering are to increase our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.
RATIO OF EARNINGS TO FIXED CHARGES
     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year ended December 31,					Nine months ended
(in thousands)	2002	2003	2004	2005	2006	September 30, 2007

Net Loss	(8,059)	(3,155)	(7,047)	(10,612)	(17,798)	(21,358)
Fixed Charges:
Interest Expense	3	17	356	—	—	—
Rent Expense (33%)	31	126	40	58	108	100
Total fixed charges	34	143	396	58	108	100
Net Loss plus fixed charges	(8,025)	(3,012)	(6,651)	(10,554)	(17,690)	(21,258)

Ratio of Earnings to Fixed Charges	—	—	—	—	—	—

     Due to losses incurred for the nine months ended September 30, 2007 and the years ended December 31, 2006, 2005, 2004, 2003 and 2002, we would have had to generate additional earnings of $21.4 million, $17.8 million, $10.6 million, $7.0 million, $3.2 million and $8.1 million, respectively, in order to cover fixed charges. Currently, the Company’s fixed charges are not significant.
PLAN OF DISTRIBUTION
     We may sell the securities registered under this prospectus:
•	through underwriting syndicates represented by one or more managing underwriters;

•	to or through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•	through a combination of any of these methods of sale.
     We may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. We will describe the name or names of any underwriters and the purchase price of the securities in a prospectus supplement relating to the securities. Any underwritten offering may be on a best efforts or a firm commitment basis. The obligations, if any, of the underwriter to purchase any securities will be subject to certain conditions.
     If a dealer is used in an offering of securities, we may sell the securities to the dealer as principal. We will describe the name or names of any dealers and the purchase price of the securities in a prospectus supplement relating to the securities. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale. Any public offering price and any discounts or concessions allowed, re-allowed, or paid to dealers may be changed from time to time and will be described in a prospectus supplement relating to the securities.
     We, or any underwriter, dealer or agent, may distribute the securities from time to time in one or more transactions at:
•	a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
     Any of these prices may represent a discount from the prevailing market prices.
     To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of these activities at any time. We will describe any of these activities in the prospectus supplement.
     We may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts. If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement. We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.
     In connection with the sale of the securities and as further set forth in an applicable prospectus supplement, underwriters may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.
     Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our common stock, which is currently listed on the American Stock Exchange. We will apply to the American Stock Exchange to list any additional shares of common stock that we offer and sell pursuant to a prospectus supplement. To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the American Stock Exchange may engage in passive market making transactions in the securities on the American Stock Exchange during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. It is possible that one or more underwriters may make a market in our securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of our securities that may be sold pursuant to this prospectus.
     Under agreements we may enter into, we may indemnify underwriters, dealers and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act.
     Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, and perform services for us and our subsidiaries from time to time in the ordinary course of business. Any such relationships will be disclosed in an applicable prospectus supplement.
     If indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these contracts.
DESCRIPTION OF CAPITAL STOCK
     Set forth below is a description of our capital stock. The following description of our capital stock is a summary and is subject to and qualified by the applicable provisions of our certificate of incorporation, our bylaws and the relevant provisions of the laws of the State of Delaware. The particular terms of any offering of our securities will be described in a prospectus supplement relating to such offering. The prospectus supplement may provide that our capital stock will be issuable upon the exercise of warrants to purchase our capital stock.
Common Stock
     We are currently authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, of which 48,990,845 shares were outstanding as of February 4, 2008.

     The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of common stock and other voting shares voted for the election of directors can elect all of the directors.
     The holders of shares of common stock are entitled to dividends when and as declared by the board of directors from funds legally available therefor, and, upon liquidation are entitled to share pro rata in any distribution to holders of common stock, subject to the right of holders of outstanding preferred stock. No cash dividends have ever been declared by the board of directors on our common stock. Holders of our common stock have no statutory or contractual preemptive rights.
     There are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All of the outstanding shares of common stock are, and all shares sold hereunder will be, when issued upon payment therefor, duly authorized, validly issued, fully paid and non-assessable.
Preferred Stock
     We are authorized to issue 5,000,000 shares of preferred stock, par value $.001 per share, of which no shares were outstanding as of February 4, 2008.
     We may issue authorized preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as the board of directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our board of directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.
DESCRIPTION OF DEBT SECURITIES
     Any debt securities which we offer by this prospectus will be issued under an indenture between us and a trustee to be identified in the prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as in effect on the date of the indenture. The following description summarizes only the material provisions of the indenture. Accordingly, you should read the form of indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, because it, and not this description, defines your rights as holders of our debt securities. You should also read the applicable prospectus supplement for additional information and the specific terms of the debt securities.
General
     We may, at our option, issue debt securities in one or more series from time to time. “Debt securities” may include senior debt, senior subordinated debt or subordinated debt. The particular terms of the debt securities offered by any prospectus supplement, and the extent, if any, to which such general provisions do not apply to the debt securities will be described in the prospectus supplement relating to such debt securities. The following summaries set forth certain general terms and provisions of the indenture and the debt securities. The prospectus supplement relating to a series of debt securities being offered will contain the following terms, if applicable:
•	the title and ranking;

•	the aggregate principal amount and any limit on such amount;

•	the price at which such debt securities will be issued;

•	the date on which the debt securities mature;

•	the fixed or variable rate at which the debt securities will bear interest, or the method by which such rate shall be determined;

•	the timing, place and manner of making principal, interest and any premium payments on the debt securities, and, if applicable, where such debt securities may be surrendered for registration of transfer or exchange;

•	the date or dates, if any, after which the debt securities may be converted or exchanged into or for shares of our common stock or another company’s securities or properties or cash and the terms of any such conversion or exchange;

•	any redemption or early repayment provisions;

•	any sinking fund or similar provisions;

•	the authorized denominations;

•	any applicable subordination provisions;

•	any guarantees of such securities by our subsidiaries or others;

•	the currency in which we will pay the principal, interest and any premium payments on such debt securities;

•	whether the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	the provisions, if any, granting special rights to the holders of debt securities upon certain events;

•	any additions to or changes in the events of default or covenants of Javelin with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	whether and under what circumstances we will pay any additional amounts on such debt securities for any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities instead of paying such amounts;

•	the form (registered and/or bearer securities), any restrictions applicable to the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities may be exchanged for registered securities and vice versa;

•	the date of any bearer securities or any global security, if other than the date of original issuance of the first security of the series to be issued;

•	the person to whom and manner in which any interest shall be payable;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities and the terms upon which such exchanges may be made;

•	the securities exchange(s), if any, on which the securities will be listed;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the form (certificated or book-entry);

•	the form and/or terms of certificates, documents or conditions which may be necessary, if any, for the debt securities to be issuable in final form; and

•	additional terms not inconsistent with the provisions of the indenture.
     One or more series of debt securities may be sold at a substantial discount below their stated principal amount bearing no interest or interest at a rate below the market rate at the time of issuance. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities. In such cases, all material United States federal income tax and other considerations applicable to any such series will be described in the applicable prospectus supplement.
     We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act, which may then be applicable, in connection with any obligation of Javelin to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the applicable prospectus supplement.
Exchange, Registration, Transfer and Payment
     We expect payment of principal, premium, if any, and any interest on the debt securities to be payable, and the exchange and the transfer of debt securities will be registrable, at the office of the trustee or at any other office or agency we maintain for such purpose. We expect to issue debt securities in denominations of U.S. $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require a payment to cover any tax or other governmental charges payable in connection therewith.
Global Debt Securities
     Unless we indicate otherwise in the applicable prospectus supplement, the following provisions will apply to all debt securities.
     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary that we will identify in a prospectus supplement. Each global security will be deposited with the depositary and will bear a legend regarding any related restrictions or other matters as may be provided for pursuant to the applicable indenture.
     Unless a prospectus supplement states otherwise, no global security may be transferred to, or registered or exchanged for debt securities registered in the name of, any person or entity other than the depositary, unless:
•	the depositary has notified us that it is unwilling or unable or is no longer qualified to continue as depositary;

•	we order the trustee that such global security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable; or

•	other circumstances, if any, as may be described in the applicable prospectus supplement.

     All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct. The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement.
     Debt securities which are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of such depositary or its nominee. Upon the issuance of such global security, and the deposit of such global security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions that have accounts with such depositary or its nominee (the “Participants”). The accounts to be credited will be designated by the underwriters or agents of such debt securities or by us, if such debt securities are offered and sold directly by us.
     Ownership of beneficial interests in such global security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for such global security or by Participants or persons that hold through Participants.
     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such global securities.
     So long as the depositary, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture. Payment of principal of, and premium and interest, if any, on debt securities will be made to the depositary or its nominee as the registered owner or bearer as the case may be of the global security representing such debt securities. Each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the indenture. If we request any action of holders or if an owner of a beneficial interest in such global security desires to give any notice or take any action a holder is entitled to give or take under the indenture, the depositary will authorize the Participants to give such notice or take such action, and Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.
     The rights of any holder of a debt security to receive payment of principal and premium of, if any, and interest on such debt security, on or after the respective due dates expressed or provided for in such debt security, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the holders.
     Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or receiving any records relating to such beneficial ownership interests.
     We expect that the depositary or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by Participants to owners of beneficial interests in such global security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participants.
     If the depositary for a global security representing debt securities of a particular series is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue debt securities of such series in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a particular series represented by one or more global securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the global securities representing debt securities of such series.

Covenants
     Except as permitted under “Consolidation, Merger and Sale of Assets,” the indenture will require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (declaration and statutory) and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities.
     The indenture will require us to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon us except any tax, assessment, charge or claim whose amount or applicability is being contested in good faith.
     Reference is made to the indenture and applicable prospectus supplement for information with respect to any additional covenants specific to a particular series of debt securities.
Consolidation, Merger and Sale of Assets
     Except as set forth in the applicable prospectus supplement, the indenture will provide that we shall not consolidate with, or sell, assign, transfer, lease or convey all or substantially all of our assets, or merge into, to any person unless:
•	we are the surviving entity or, in the event that we are not the surviving entity, the entity formed by the transaction (in a consolidation) or the entity which received the transfer of assets is a corporation organized under the laws of any state of the United States or the District of Columbia;

•	such entity assumes all of our obligations under the debt securities and the indenture; and

•	immediately after giving effect to the transaction, no event of default, as defined in the indenture, shall have occurred and be continuing.
     Notwithstanding the foregoing, we may merge with another person or acquire by purchase or otherwise all or any part of the property or assets of any other corporation or person in a transaction in which we are the surviving entity.
Events of Default
     Unless otherwise specified in the applicable prospectus supplement, the following are events of default with respect to any series of debt securities issued under the indenture:
•	failure to pay principal of any debt security of that series when due and payable at maturity, upon acceleration, redemption or otherwise;

•	failure to pay any interest on any debt security of that series when due, and the default continues for 30 days;

•	failure to comply with any covenant or warranty contained in the indenture, other than covenants or warranties contained in the indenture solely for the benefit of other series of debt securities, and the default continues for 30 days after notice from the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to that particular series of debt securities.
     If an event of default occurs and continues, then upon written notice to us the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the unpaid principal amount of, and any accrued and unpaid interest on, all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul such acceleration:
•	if all events of default other than the nonpayment of principal of or interest on the debt securities of that series which have become due solely because of the acceleration have been waived or cured; and

•	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to waiver of defaults, see “Amendment, Supplement and Waiver” below.
     The indenture will provide that, subject to the duty of the trustee during an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.
     We will be required to furnish to the trustee under the indenture annually a statement as to the performance by us of our obligations under that indenture and as to any default in such performance.
Discharge of Indenture and Defeasance
     Except as otherwise set forth in the applicable prospectus supplement, we may terminate our obligations under the debt securities of any series, and the corresponding obligations under the indenture when:
•	we have paid or deposited with the trustee funds or United States government obligations in an amount sufficient to pay at maturity all outstanding debt securities of such series, including interest other than destroyed, lost or stolen debt securities of such series which have not been replaced or paid;

•	all outstanding debt securities of such series have been delivered (other than destroyed, lost or stolen debt securities of such series which have not been replaced or paid) to the trustee for cancellation; or

•	all outstanding debt securities of any series have become due and payable; and

•	we have paid all other sums payable under the indenture.
     In addition, we may terminate substantially all our obligations under the debt securities of any series and the corresponding obligations under the indenture if:
•	we have paid or deposited with the trustee, in trust an amount of cash or United States government obligations sufficient to pay all outstanding principal of and interest on the then outstanding debt securities of such series at maturity or upon their redemption, as the case may be;

•	such deposit will not result in a breach of, or constitute a default under, the indenture;

•	no default or event of default shall have occurred and continue on the date of deposit and no event of default as a result of a bankruptcy or event which with the giving of notice or the lapse of time would become a bankruptcy event of default shall have occurred and be continuing on the 91st day after such date;

•	we deliver to the trustee a legal opinion that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of our exercise of such option and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised; and

•	certain other conditions are met.
     We shall be released from our obligations with respect to the covenants to deliver reports required to be filed with the SEC and an annual compliance certificate, and to make timely payments of taxes (including covenants described in a prospectus supplement) and any event of default occurring because of a default with respect to such covenants as they related to any series of debt securities if:
•	we deposit or cause to be deposited with the trustee in trust an amount of cash or United States government obligations sufficient to pay and discharge when due the entire unpaid principal of and interest on all outstanding debt securities of any series;

•	such deposit will not result in a breach of, or constitute a default under, the indenture;

•	no default or event of default shall have occurred and be continuing on the date of deposit and no event of default as a result of a bankruptcy or event which with the giving of notice or the lapse of time would become a bankruptcy event of default shall have occurred and be continuing on the 91st day after such date;

•	we deliver to the trustee a legal opinion that the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of our exercise of such option and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised; and

•	certain other conditions are met.
     Upon satisfaction of such conditions, our obligations under the indenture with respect to the debt securities of such series, other than with respect to the covenants and events of default referred to above, shall remain in full force and effect.
     Notwithstanding the foregoing, no discharge or defeasance described above shall affect the following obligations to or rights of the holders of any series of debt securities:
•	rights of registration of transfer and exchange of debt securities of such series;

•	rights of substitution of mutilated, defaced, destroyed, lost or stolen debt securities of such series;

•	rights of holders of debt securities of such series to receive payments of principal thereof and premium, if any, and interest thereon when due;

•	rights, obligations, duties and immunities of the trustee;

•	rights of holders of debt securities of such series as beneficiaries with respect to property deposited with the trustee and payable to all or any of them; and

•	our obligations to maintain an office or agency in respect of the debt securities of such series.
Transfer and Exchange
     A holder of debt securities may transfer or exchange such debt securities in accordance with the indenture. The registrar for the debt securities may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer or exchange any debt security selected for redemption or any debt security for a period of 15 days before a selection of debt security to be redeemed.
     The registered holder of a debt security may be treated as the owner of such security for all purposes.

Amendment, Supplement and Waiver
     Subject to certain exceptions, the terms of the indenture or the debt securities may be amended or supplemented by us and the trustee with the written consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the amendment with each series voting as a separate class. Without the consent of any holder of the debt securities, we and the trustee may amend the terms of the indenture or the debt securities to:
•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption of our obligations to holders of the debt securities by a successor corporation;

•	provide for uncertificated debt securities in addition to certificated debt securities;

•	make any change that does not adversely affect the rights of any holder of the debt securities in any material respect;

•	add to, change or eliminate any other provisions of the indenture in respect of one or more series of debt securities if such change would not (i) apply to any security of any series created prior to the execution of a supplemental indenture and entitled to the benefit of such provision and (ii) modify the rights of the holder of any such security with respect to such provision or become effective only when there is no outstanding security of any series created prior to the execution of such supplemental indenture and entitled to such benefits;

•	establish any additional series of debt securities; or

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.
     However, holders of each series of debt securities affected by a modification must consent to modifications that have the following effect:
•	reduce the principal amount of debt securities the holders of which must consent to an amendment, supplement or waiver of any provision of the indenture;

•	reduce the rate or change the time for payment of interest on any debt security;

•	reduce the principal of or change the fixed maturity of any debt securities;

•	change the date on which any debt security may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

•	make any debt security payable in currency other than that stated in the debt security;

•	waive any existing default or event of default and the consequences with respect to that series;

•	modify the right of any holder to receive payment of principal or interest on any debt security on or after the respective due dates expressed or provided for in the debt security;

•	impair the right of any holder to institute suit for the enforcement of any payment in or with respect to any such debt security; or

•	make any change in the foregoing amendment provisions which require each holder’s consent.
     Any existing default may be waived with the consent of the holders of at least a majority in principal amount of the then outstanding debt securities of the series affected thereby.

     The consent of the holders of debt securities is not necessary to approve the particular form of any proposed amendment to any indenture. It is sufficient if any consent approves the substance of the proposed amendment.
Replacement Securities
     Any mutilated certificate representing a debt security or a certificate representing a debt security with a mutilated coupon will be replaced by us at the expense of the holder upon surrender of such certificate to the trustee. Certificates representing debt securities or coupons that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to us and the trustee of evidence of any destruction, loss or theft satisfactory to us and the trustee, provided that neither we nor the trustee has been notified that such certificate or coupon has been acquired by a bona fide purchaser. In the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new certificate representing the debt security in exchange for the certificate representing the debt security to which such coupon appertains. In the case of a destroyed, lost or stolen certificate representing the debt security or coupon, an indemnity bond satisfactory to the trustee and us may be required at the expense of the holder of such debt security before a replacement certificate will be issued.
Regarding the Trustee
     We will identify in the prospectus supplement relating to any series of debt securities the trustee with respect to such series. The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain certain limitations on the rights of the trustee, should it become a creditor of Javelin, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates; provided, however, that if it acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate such conflict or resign.
     The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The Trust Indenture Act and the indenture provide that in case an event of default shall occur, and be continuing, the trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities issued thereunder, unless they have offered to the trustee indemnity satisfactory to it.
DESCRIPTION OF WARRANTS
     The following description of our warrants for the purchase of our common stock, preferred stock and/or debt securities in this prospectus contains the general terms and provisions of the warrants. The particular terms of any offering of warrants will be described in a prospectus supplement relating to such offering. The statements below describing the warrants are subject to and qualified by the applicable provisions of our certificate of incorporation, bylaws and the relevant provisions of the laws of the State of Delaware.
General
     We may issue warrants for the purchase of our common stock, preferred stock and/or debt securities. We may issue warrants independently or together with any of our securities, and warrants also may be attached to our securities or independent of them. We may issue series of warrants under a separate warrant agreement between us and a specified warrant agent described in the prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
     As of February 4, 2008, the only warrants issued and outstanding consist of warrants to purchase 2,380,649 shares of our common stock.
Terms
     A prospectus supplement will describe the specific terms of any warrants that we issue or offer, including:
•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of our capital stock or debt securities purchasable upon exercise of the warrants;

•	the designation and terms of our other securities, if any, that may be issued in connection with the warrants, and the number of warrants issued with each corresponding security;

•	if applicable, the date that the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	the prices and currencies for which the securities purchasable upon exercise of the warrants may be purchased;

•	the date that the warrants may first be exercised;

•	the date that the warrants expire;

•	the minimum or maximum amount of warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
Exercise of Warrants
     Each warrant will entitle the holder to purchase for cash the principal amount of debt securities or shares of preferred stock or common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
     Warrants may be exercised by delivering to the corporation trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the debt securities or shares of preferred stock or common stock purchasable upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.
DESCRIPTION OF UNITS
     The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.
     We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we may file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.
General
     We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
     We will describe in the applicable prospectus supplement the terms of the series of units, including:
•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.
     The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.
Issuance in Series
     We may issue units in such amounts and in numerous distinct series as we determine.
Enforceability of Rights by Holders of Units
     Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.
Title
     Javelin, the unit agent and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.
LEGAL MATTERS
     The validity of the shares of our common stock offered by this prospectus is being passed upon for us by Pryor Cashman LLP, New York, New York.
EXPERTS
     The consolidated financial statements and management’s annual report on internal control over financial reporting as of and for the year ended December 31, 2006 incorporated in this prospectus and registration statement by reference to Amendment No. 1 to the Annual Report on Form 10-K/A for the year ending December 31, 2006 have been audited by McGladrey & Pullen, LLP, an independent registered accounting firm, as stated in their reports incorporated by reference herein, in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 and the cumulative period from February 23, 1998 (inception) to

December 31, 2005 incorporated in this prospectus by reference to Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2006 have been so incorporated in reliance on the report (which contains an emphasis of a matter paragraph regarding our recurring losses and limited capital resources as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the reporting requirements of the Exchange Act, and in accordance with such laws we file annual, quarterly and current reports and other information with the SEC. The SEC maintains a website that contains annual, quarterly and current reports, proxy and information statements and other information filed with the SEC. The SEC’s website address is http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The information we file with the SEC and other information about us is also available on our website at http://javelinpharmaceuticals.com. However, the information on our website is not a part of, nor is such information to be deemed incorporated by reference into, this prospectus.
     We have filed with the SEC a registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance please see the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or from its web site.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for any information superseded by information contained directly in this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the termination of this offering.
(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 16, 2007;

(2)	Amendment No. 1 to our Annual Report on Form 10-K/A, filed with the SEC on May 9, 2007;

(3)	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the SEC on May 2, 2007;

(4)	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, filed with the SEC on August 9, 2007;

(5)	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, filed with the SEC on November 2, 2007;

(6)	our current reports on Form 8-K, filed with the SEC on February 1, 2007, February 22, 2007, May 2, 2007, May 2, 2007, May 10, 2007, May 22, 2007, June 13, 2007, June 19, 2007, July 26, 2007, July 31, 2007, August 1, 2007, August 9, 2007, September 27, 2007, November 1, 2007, November 1, 2007, December 14, 2007 and December 18, 2007;

(7)	Our definitive proxy statement on Schedule 14A, filed with the SEC on May 31, 2007, in connection with our 2007 annual meeting of stockholders; and

(8)	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

     You may obtain copies of these filings, at no cost, by writing or telephoning us at the following address:
Javelin Pharmaceuticals, Inc.
125 CambridgePark Drive
Cambridge, MA 02140
Attn: David B. Bernstein, Corporate Secretary
(617) 349-4500

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses Of Issuance And Distribution
     The following sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. We have estimated all amounts except the SEC registration fee.

SEC registration fee (1)	$2,358
Printing and duplicating expenses	10,000
Legal fees and expenses (other than Blue Sky)	150,000
Accounting fees and expenses	50,000
Blue sky fees and expenses (including fees of counsel)	5,000
Miscellaneous	47,642
Total:	$270,000

(1)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, at the statutory rate of $39.30 per $1,000,000 of securities registered, pursuant to which a registration fee of $2,358 is being paid with respect to $60,000,000 of the registrant’s securities.

Item 15.	Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eighth of our Certificate of Incorporation and Article V of our By-Laws state that we shall provide the indemnification set forth above.
     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Such a provision, which also eliminates directors’ personal liability to the full extent permitted under the DGCL, as the same exists or may hereafter be amended, is included as Article Sixth of our Certificate of Incorporation.
     We have also entered into agreements to indemnify certain of our directors, in addition to the indemnification provided for in our Certificate of Incorporation, our Amended and Restated Bylaws and the DGCL (the “Indemnification Agreements”). We believe that the Indemnification Agreements are necessary to attract and retain qualified directors. Pursuant to the Indemnification Agreements, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a “Proceeding”) in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with our company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of our company, the Indemnification Agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to us.
     We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.
     Insofar as indemnification for liabilities arising under the Securities Act, is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 16.	Exhibits

Exhibit
No.	Description

1.1	Form of Underwriting Agreement.(1)

3.1	Certificate of Incorporation of Javelin Pharmaceuticals, Inc. (filed as Exhibit 3.1 to our Current Report on Form 8-K, filed September 9, 2005, and incorporated herein by reference).

3.2	Certificate of Amendment to the Certificate of Incorporation of Javelin Pharmaceuticals, Inc. (filed as Exhibit 3(i) to our Current Report on Form 8-K, filed July 25, 2006, and incorporated herein by reference).

3.3	Amended and Restated Bylaws of Javelin (filed as Exhibit 3.1 to our Current Report on Form 8-K, filed August 1, 2007, and incorporated herein by reference).

3.4	First Amendment to the Amended and Restated Bylaws of Javelin (filed as Exhibit 3.1 to our Current Report on Form 8-K, filed December 18, 2007, and incorporated herein by reference).

4.1	Form of Common Stock Certificate (filed as Exhibit 4.1 to our Registration Statement on Form S-3 (No. 333-140481), filed February 6, 2007, and incorporated herein by reference).

4.2	Form of Preferred Stock Certificate.(1)

4.3	Form of Indenture.(2)

4.4	Form of Debt Security.(1)

4.5	Form of Warrant Agreement, including form of Warrant Certificate.(1)

4.6	Form of Unit Agreement.(1)

4.7	2004 Omnibus Stock Incentive Plan (filed as Exhibit 4.1 to our Current Report on Form 8-K, filed December 10, 2004, and incorporated herein by reference).

Exhibit
No.	Description

4.8	Form of Common Stock Purchase Warrant, dated November 5, 2004, issued by IDDS as part of bridge financing (filed as Exhibit 4.3 to our registration statement on Form SB-2, filed January 20, 2005, and incorporated herein by reference).

4.9	Placement Agent Warrant Agreement, dated December 6, 2004, issued by IDDS (filed as Exhibit 4.4 to our registration statement on Form SB-2, filed January 20, 2005, and incorporated herein by reference).

4.10	Form of Common Stock Purchase Warrant (filed as Exhibit 4.1 to our Current Report on Form 8-K, filed November 10, 2005, and incorporated herein by reference).

4.11	Form of Placement Agent Warrants (filed as Exhibit 4.2 to our Current Report on Form 8-K, filed November 10, 2005, and incorporated herein by reference).

4.12	Common Stock Purchase Warrant, dated September 7, 2005, issued by our company to Aurora Capital LLC (filed as Exhibit 4.6 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.13	Common Stock Purchase Warrant, dated September 7, 2005, issued by our company to The Investor Relations Group, Inc. (filed as Exhibit 4.7.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.14	Common Stock Purchase Warrant, dated September 30, 2005, issued by our company to The Investor Relations Group, Inc. (filed as Exhibit 4.7.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.15	Common Stock Purchase Warrant, dated September 7, 2005, issued by our company to Two River Group Holding, LLC (filed as Exhibit 4.8 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.16	2007 Employee Stock Purchase Plan (filed as Appendix A to our Definitive Proxy Statement on Schedule 14A, filed May 31, 2007, and incorporated herein by reference).

5.1	Opinion of Pryor Cashman LLP.(2)

12.1	Computation of Ratio of Earnings to Fixed Charges.(2)

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.(2)

23.2	Consent of McGladrey & Pullen, LLP, independent registered public accounting firm.(2)

23.3	Consent of Pryor Cashman LLP (included in Exhibit 5.1).(2)

24.1	Power of Attorney (included on the signature page).(2)

25.1	Statement of Eligibility of Trustee on Form T-1.(1)

(1)	To be filed by amendment or incorporated by reference in connection with an offering of securities registered hereunder.

(2)	Filed herewith.

Item 17.	Undertakings
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act,
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          provided, however, that:
     (a) paragraphs 1(i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, and
     (b) paragraphs 1(i), (ii) and (iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act: (i) if the registrant is relying on Rule 430B:
(a)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulation s prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.
     (7) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (8) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on the 5th day of February, 2008.

JAVELIN PHARMACEUTICALS, INC.
By:	/s/ Daniel B. Carr
Daniel B. Carr, M.D.
Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints DANIEL B. CARR, M.D. and STEPHEN J. TULIPANO, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel B. Carr Daniel B. Carr	Chief Executive Officer, Chief Medical Officer and Director (Principal Executive Officer)	February 5, 2008

/s/ Stephen J. Tulipano Stephen J. Tulipano	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 5, 2008

/s/ Fred H. Mermelstein Fred H. Mermelstein	President and Director	February 5, 2008

/s/ Douglas G. Watson Douglas G. Watson	Chairman of the Board and Director	February 5, 2008

/s/ Jackie M. Clegg Jackie M. Clegg	Director	February 5, 2008

/s/ Martin J. Driscoll Martin J. Driscoll	Director	February 5, 2008

/s/ Neil W. Flanzraich Neil W. Flanzraich	Director	February 5, 2008

/s/ Georg Nebgen Georg Nebgen	Director	February 5, 2008

Item 16.	Exhibits

1.1	Form of Underwriting Agreement.(1)

3.1	Certificate of Incorporation of Javelin Pharmaceuticals, Inc. (filed as Exhibit 3.1 to our Current Report on Form 8-K, filed September 9, 2005, and incorporated herein by reference).

3.2	Certificate of Amendment to the Certificate of Incorporation of Javelin Pharmaceuticals, Inc. (filed as Exhibit 3(i) to our Current Report on Form 8-K, filed July 25, 2006, and incorporated herein by reference).

3.3	Amended and Restated Bylaws of Javelin (filed as Exhibit 3.1 to our Current Report on Form 8-K, filed August 1, 2007, and incorporated herein by reference).

3.4	First Amendment to the Amended and Restated Bylaws of Javelin (filed as Exhibit 3.1 to our Current Report on Form 8-K, filed December 18, 2007, and incorporated herein by reference).

4.1	Form of Common Stock Certificate (filed as Exhibit 4.1 to our Registration Statement on Form S-3 (No. 333-140481), filed February 6, 2007, and incorporated herein by reference).

4.2	Form of Preferred Stock Certificate.(1)

4.3	Form of Indenture.(2)

4.4	Form of Debt Security.(1)

4.5	Form of Warrant Agreement, including form of Warrant Certificate.(1)

4.6	Form of Unit Agreement.(1)

4.7	2004 Omnibus Stock Incentive Plan (filed as Exhibit 4.1 to our Current Report on Form 8-K, filed December 10, 2004, and incorporated herein by reference).

4.8	Form of Common Stock Purchase Warrant, dated November 5, 2004, issued by IDDS as part of bridge financing (filed as Exhibit 4.3 to our registration statement on Form SB-2, filed January 20, 2005, and incorporated herein by reference).

4.9	Placement Agent Warrant Agreement, dated December 6, 2004, issued by IDDS (filed as Exhibit 4.4 to our registration statement on Form SB-2, filed January 20, 2005, and incorporated herein by reference).

4.10	Form of Common Stock Purchase Warrant (filed as Exhibit 4.1 to our Current Report on Form 8-K, filed November 10, 2005, and incorporated herein by reference).

4.11	Form of Placement Agent Warrants (filed as Exhibit 4.2 to our Current Report on Form 8-K, filed November 10, 2005, and incorporated herein by reference).

4.12	Common Stock Purchase Warrant, dated September 7, 2005, issued by our company to Aurora Capital LLC (filed as Exhibit 4.6 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.13	Common Stock Purchase Warrant, dated September 7, 2005, issued by our company to The Investor Relations Group, Inc. (filed as Exhibit 4.7.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.14	Common Stock Purchase Warrant, dated September 30, 2005, issued by our company to The Investor Relations Group, Inc. (filed as Exhibit 4.7.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.15	Common Stock Purchase Warrant, dated September 7, 2005, issued by our company to Two River Group Holding, LLC (filed as Exhibit 4.8 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.16	2007 Employee Stock Purchase Plan (filed as Appendix A to our Definitive Proxy Statement on Schedule 14A, filed May 31, 2007, and incorporated herein by reference).

5.1	Opinion of Pryor Cashman LLP.(2)

12.1	Computation of Ratio of Earnings to Fixed Charges.(2)

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.(2)

23.2	Consent of McGladrey & Pullen, LLP, independent registered public accounting firm.(2)

23.3	Consent of Pryor Cashman LLP (included in Exhibit 5.1).(2)

24.1	Power of Attorney (included on the signature page).(2)

25.1	Statement of Eligibility of Trustee on Form T-1.(1)

(1)	To be filed by amendment or incorporated by reference in connection with an offering of securities registered hereunder.

(2)	Filed herewith.